Exhibit 8.2

[Greenwoods & Herbert Smith Freehills Letterhead]

September 17, 2015

The Directors

BHP Billiton Limited

171 Collins Street

Melbourne VIC 3000

BHP Billiton Plc

Neathouse Place

London SW1V 1LH

UNITED KINGDOM

BHP Billiton Finance (USA) Limited

171 Collins Street

Melbourne VIC 3000

BHP Billiton Debt Securities

Form F-3 SEC Filing

Australian tax opinion

Dear Directors

We refer to the Registration Statement on Form F-3 (the “Registration Statement”) of BHP Billiton Finance (USA) Limited, BHP Billiton Limited and BHP Billiton Plc filed with the United States Securities and Exchange Commission on the date hereof, relating to the registration of an indeterminate amount of debt securities for future issuance. That Registration Statement contains a tax summary section, headed “Material Tax Consequences—Australian Taxation”, that summarises the Australian tax issues arising for United States resident holders of debt securities issued by BHP Billiton Finance (USA) Limited in accordance with the Registration Statement. You have asked that we provide you with a letter confirming that the Australian tax summary is appropriate for inclusion in the Registration Statement as a general summary of the Australian tax issues.

In preparing this letter we have reviewed:

1.	the Registration Statement; and

2.	the Indenture dated as of 17 April 2003 between BHP Billiton Finance (USA) Limited, as issuer, BHP Billiton Limited and BHP Billiton Plc, as guarantors, and The Bank of New York Mellon, as successor trustee (the “Trustee”) relating to the senior debt securities (the “Indenture”).

We understand that it is intended that the terms of the debt securities will be set on a basis that ensures that they will be debt interests under Division 974 of the Income Tax Assessment Act 1997 and will not be equity interests under that Division. This is on the basis of the following:

•	the debt securities will be in form debt;

•	BHP Billiton Finance (USA) Limited’s obligation to repay the principal in full and payments of interest will be non-contingent;

•	interest and discount rates on the debt securities will be at the prevailing market rates at the time of the offering; and

•

the debt securities will not be classified as equity by reason of any relationship to any other arrangement or as a result of BHP Billiton Finance (USA) Limited having the ability to exchange the debt securities for equity interests in any BHP Billiton entity.

On the basis of our review of the Registration Statement and Indenture, we advise that the statements set forth under the heading “Material Tax Consequences—Australian Taxation” are a fair and accurate general summary of the Australian tax treatment of United States resident holders of debt securities who are not also Australian resident, and are appropriate for inclusion in the Registration Statement as such a general summary. Our opinion is based on Australian tax law as at the date of this letter. We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Consequences—Australian Taxation” in the Registration Statement.

Yours sincerely

/s/ Tony Frost	/s/ Cameron Blackwood
Tony Frost	Cameron Blackwood
Managing Director	Director
Greenwoods & Herbert Smith Freehills	Greenwoods & Herbert Smith Freehills
+61 2 9225 5982 +61 408 212 392	+61 2 9225 5950 +61 421 046 803
tony.frost@greenwoods.com.au	cameron.blackwood@greenwoods.com.au